UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 19, 2023 (January 19, 2023)

ADOBE INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue

San Jose, California 95110-2704

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	ADBE	NASDAQ Global Select Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2023, Adobe Inc. (the “Company”) entered into a delayed draw term loan credit agreement (the “Term Loan Credit Agreement”), among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto, providing for an up to $3.5 billion senior unsecured term loan (the “Term Loan”). The proceeds from the Term Loan will be used (i) to pay a portion of the cash consideration for the acquisition (the “Figma Acquisition”) by the Company of all of the issued and outstanding equity interests of Figma, Inc., a Delaware corporation, pursuant to the Company’s previously disclosed Agreement and Plan of Merger, dated as of September 15, 2022 (the “Merger Agreement”), by and among the Company, Saratoga Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, Saratoga Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company and Fortis Advisors LLC, a Delaware limited liability company, and (ii) to pay the fees and expenses incurred in connection with the Term Loan Credit Agreement and the Figma Acquisition. The Term Loan is available for funding in a single drawing upon the consummation of the Figma Acquisition at any time prior to September 15, 2023 (or December 15, 2023 if the outside date under the Merger Agreement is also extended to December 15, 2023, or March 15, 2024 if the outside date under the Merger Agreement is further extended to March 15, 2024). The Term Loan will mature two years following the initial funding date and requires no scheduled principal amortization payments prior to maturity. The Term Loan may be prepaid, and the Term Loan Credit Agreement may be terminated, at the election of the Company at any time without premium or penalty.

At the Company’s election, the Term Loan will bear interest at either (i) Term SOFR (as defined in the Term Loan Credit Agreement) plus an applicable margin, (ii) the Adjusted Daily SOFR Rate (as defined in the Term Loan Credit Agreement) plus an applicable margin or (iii) a Base Rate (as defined in the Term Loan Credit Agreement) plus an applicable margin. The applicable margin is based on the Company’s debt rating. Commencing on the closing date of the Term Loan Credit Agreement and at all times thereafter until the funding of the Term Loan, commitment fees determined according to the Company’s debt ratings are payable quarterly on the aggregate unused commitments.

The Term Loan Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions in favor of the lenders. The negative covenants include restrictions regarding the incurrence of liens, certain merger transactions and other matters, all subject to certain exceptions.

The Term Loan Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross acceleration to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. The occurrence of an event of default may result in the termination of the Term Loan Credit Agreement and acceleration of repayment obligations with respect to any outstanding principal amounts.

In the ordinary course of their respective businesses, one or more of the lenders under the Term Loan Credit Agreement, or their affiliates, have or may have various relationships with the Company and the Company’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, the Company and the Company’s subsidiaries may have entered into or may in the future enter into in certain engagements with one or more of such lenders or their affiliates relating to specific endeavors.

The description of the Term Loan Credit Agreement provided above does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The description of the Merger Agreement referenced above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 15, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit Description

10.1	Term Loan Credit Agreement, dated as of January 19, 2023, among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE INC.

By:	/s/ DANIEL DURN
Daniel Durn
Executive Vice President and Chief Financial Officer

Date: January 19, 2023